Exhibit 99.1

Press Release

Exar Corporation Provides Positive Update for Fiscal Second Quarter Outlook

Company Announces a Restructuring to Maximize Synergies with iML Integration

FREMONT, Calif., October 8, 2014 – Exar Corporation (NYSE: EXAR), a leading supplier of high-performance integrated circuits and system solutions, today updated the Company’s second quarter fiscal year 2015 outlook. The Company now expects revenue to be at or above the high-end of the range of $40.0 million to $43.0 million provided in the Company’s financial press release dated August 6, 2014.

Company President and CEO Louis DiNardo noted, “Throughout the quarter our target markets remained strong and we now expect revenue at or above the high-end of our prior outlook.”

Mr. DiNardo continued, “Additionally, the accelerated pace of the iML integration and the completion of a restructuring of our workforce has allowed us to achieve meaningful synergies and operating efficiencies. Coupled with a revaluation of certain fixed and intangible assets we expect annualized savings of approximately $6.5 million. These savings will positively impact our manufacturing overhead, general and administrative costs as well as research and development expenses.”

The Company will provide a full update of the second fiscal quarter of 2015 in its financial press release and conference call on Wednesday, November 5, 2014.

About Exar

Exar Corporation designs, develops and markets high-performance integrated circuits and system solutions for the Communications, High-End Consumer, Industrial & Embedded Systems, and Networking & Storage markets. Exar's broad product portfolio includes analog, display, LED lighting, mixed-signal, power management, connectivity, data management, and video processing solutions. Exar has locations worldwide providing real-time customer support. For more information about Exar, visit http://www.exar.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on management's current expectations and beliefs and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. In particular, the statements regarding the expected Non-GAAP revenue, and impact on Exar’s financial results, benefits and synergies of the iML transaction and integration, including the expected annualized savings, future products, and expected integration of iML’s product offering are forward-looking statements. The forward-looking statements are dependent on certain risks and uncertainties. Therefore, actual outcomes and results may differ materially from what is expressed herein. Exar urges investors to review in detail the risks and uncertainties and other factors described in its Securities and Exchange Commission, or SEC, filings, including, but not limited to, under the captions “Risk Factors”, “Forward-Looking Statements” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of our public reports filed with the SEC, including our Annual Report on Form 10-K for the fiscal year ended March 30, 2014 and the Quarterly Report on Form 10-Q for the quarterly period ended June 29, 2014, which are on file with the SEC and are available on our Investor webpage and on the SEC website at www.sec.gov. Exar assumes no obligation to update any forward-looking statements or information, which speak as of their respective dates.

For Press Inquiries Contact: press@exar.com

For Investor Relations Contact:

Ryan Benton, SVP and CFO

Phone: (510) 668-7000

Email: investorrelations@exar.com,

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